UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2017

Xenith Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One James Center, 901 E. Cary Street, Suite 1700 Richmond, Virginia		23219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 433-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 19, 2017, the Board of Directors of Xenith Bankshares, Inc. (the “Company”) and the Board of Directors of Xenith Bank (the “Bank”), a wholly-owned subsidiary of the Company, approved the payment of transaction bonuses to certain executive officers. On November 15, 2017, the Bank entered into a Transaction Bonus Agreement with each of Thomas W. Osgood, Executive Vice President and Chief Financial Officer of the Company, and Thomas B. Dix, III, Executive Vice President of Commercial Lending and Co-Head of Commercial Banking, Maryland and North Carolina of the Company, and on November 20, 2017, the Bank entered into a Transaction Bonus Agreement with each of T. Gaylon Layfield, III, Chief Executive Officer of the Company and the Bank, and Donna W. Richards, Chief Operating Officer and President of the Company.

Each Transaction Bonus Agreement provides that the executive officer’s transaction bonus ($1,400,000 for Mr. Layfield; $1,250,000 for each of Ms. Richards and Mr. Osgood; and $350,000 for Mr. Dix) will be payable only if the executive officer continues employment and satisfactorily performs his or her duties until the earlier of the date of payment or the effective time of the merger of the Company with and into Union Bankshares Corporation (the “Merger”). The transaction bonuses will be payable in a lump sum at the effective time of the Merger unless an earlier time of payment is unanimously approved by the Company’s Chief Executive Officer, the chairman of the Company’s Board of Directors and the chairman of the audit committee of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2017

XENITH BANKSHARES, INC.

By:	/s/ Thomas W. Osgood
Name:	Thomas W. Osgood
Title:	Executive Vice President and Chief Financial Officer